EXHIBIT 6.1

FORM OF AMENDED AND RESTATED FINANCING, LICENSE AND SOURCING AGREEMENT

This amended and restated financing, license and sourcing agreement (“Agreement”) is made effective as of [  ], 2024 (the “Effective Date”) by and between MASTERWORKS, LLC (“Parent”), MASTERWORKS GALLERY, LLC (“Masterworks Gallery” and, together with Parent and its affiliates (excluding the Company), “Masterworks”) and MASTERWORKS VAULT [  ], LLC, a Delaware limited liability company (the “Company”), on behalf of its series, provided that as the context requires, the term “Company” as used herein may refer to a series of the Company or a segregated portfolio of Masterworks Cayman, SPC that holds title to the artwork of a series, and is intended to set forth certain representations, covenants and agreements between Masterworks and the Company with respect to each offering for sale by a series of the Company of its Class A ordinary membership interests (referred to herein as the “Shares”) as described in the Company’s Offering Circular dated as of the date of its qualification by the SEC, as amended by any post-qualification amendment (the “Offering Circular”), and amends and restates in its entirety the Financing, License and Sourcing Agreement, dated as of [  ] (the “Original Agreement”), by and among the Parties. Capitalized terms used herein and not otherwise defined herein have the meaning ascribed to such terms in the Offering Circular. Masterworks and the Company may be referred to collectively herein as the “Parties”.

RECITALS:

WHEREAS, Masterworks Gallery, acting as agent for the Company, will purchase the Artworks as described in the Offering Circular;

WHEREAS, Masterworks will, as necessary, make commitments of its capital to third parties to support the acquisition of Artworks and, as needed, advance to the Company all or any portion of the funds required to acquire the Artworks pursuant to this Agreement;

WHEREAS, each series intends to pay Masterworks a fixed, non-recurring expense allocation (“Expense Allocation”) with respect to each series offering as set forth in the Offering Circular and intends to use the proceeds of each series offering to pay the purchase price of the Artwork to the third party seller and or any advance made by Masterworks for such purchase, if applicable, and to pay the Expense Allocation for such series offering, in cash or a combination of cash and Class A shares; and

WHEREAS, the Parties desire to amend the Original Agreement to memorialize their agreement with respect to the forgoing and certain other matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Financing. With respect to each series offering, Masterworks will provide non-recourse credit support to each series, including commitments of its capital to support the acquisition of Artwork and providing advances of all or any portion of the funds necessary to acquire the Artwork of each series, as may be necessary to acquire the Artwork, for up to twelve months prior to raising capital for such series. If Masterworks pays or has paid a deposit or other funds to the seller prior to the acquisition of the Artwork of a series as a prepayment of part of the purchase price, such deposit or funds shall be non-recourse to such series prior to the acquisition of the Artwork by the series. At the time of acquisition of the Artwork, such amounts, if any, will be deemed to be an advance obligation payable by the series to Masterworks. An advance may only be used by the series to purchase the Artwork and shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit A. The advance will be recorded on the books and records of the series and Masterworks as a loan and will accrue interest equal to the amount of any interest earned on subscription funds, if any, prior to a closing. The advance will be repaid in installments upon each closing of the series offering in cash and or a combination of cash and Class A shares of the series (valued at $20 per share for such purposes). Unless the Parties otherwise agree to a different allocation, each payment that occurs in connection with a closing of the series offering may be prorated between the Expense Allocation and the advance. Under no circumstances will any portion of the advance remain as an outstanding obligation of the series following the final closing of the series offering and the application of the use of proceeds therefrom.

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2. License. In consideration of the payment of the Expense Allocation, Parent, which owns certain intellectual property rights to the name “Masterworks,” hereby grants the Company effective upon the commencement of the initial series offering, a non-exclusive license to use the name “Masterworks” and the right to utilize systems, software and technology owned or licensed by Masterworks, including the Masterworks Platform, to offer and sell securities pursuant to Regulation A and maintain records and support investor relations activities for the term of the Management Services Agreement. In the event that the Administrator ceases to manage the Company’s operations pursuant to the Management Services Agreement, the Company will be required to change its name to eliminate the use of “Masterworks” and will no longer have the right to utilize Masterworks systems, software and technology, provided, however, that in the event of any termination of the Management Services Agreement, any records relating to the Company shall be furnished to the Company or any replacement administrator or otherwise made available to any authorized regulatory authority upon request for the duration of the period for which such records are required to be maintained under applicable law.

3. Sourcing. Masterworks will use its commercially reasonable efforts to source artwork that it deems, in its reasonable discretion, to be suitable for investment from collectors directly or through intermediaries. Sourcing activities, which shall be performed by Masterworks and or third party agents, shall include research (using Masterworks’ proprietary database) and selection of artists and specific Artworks, data analysis, condition reports, appraisals, identification of potential sellers, travel, inspection, due diligence, AML checks, legal and contracting, transaction negotiation and execution, coordination of packing, crating, shipping and other logistics, payments (including foreign currency conversion) and other services deemed necessary and appropriate to source Artwork for each series.

4. Expense Allocation. As consideration for the activities described herein, Masterworks will be entitled to receive an Expense Allocation equal to 11% of the purchase price of the Artwork of each series. Unless the Parties otherwise agree to a different allocation, each payment that occurs in connection with a closing of the series offering may be prorated between the Expense Allocation and the advance. Under no circumstances will any portion of the Expense Allocation remain as an outstanding obligation of the series following the final closing of the series offering and the application of the use of proceeds therefrom.

For the avoidance of doubt, the Expense Allocation for each series is the only expense incurred by each series of the Company and no other expense is directly or indirectly paid by the Company, any series or investors in connection with the organization of the Company, the purchase and securitization of the Artwork or the offering conducted by each series. Additional costs and expenses that are borne solely by Masterworks include, without limitation: (i) preparation and filing of offering materials (including the research that is incorporated into such offering materials), (ii) organizational matters for each series and each segregated portfolio, (iii) marketing and promotion of the offering, (iv) legal and compliance costs, (v) regulatory filings and fees, (vi) record keeping (including transfer agency fees), (vii) investment advisory services, and (viii) a variety of other administrative support and overhead costs and expenses.

5. Miscellaneous.

a.	Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

b.	Assignability. This Agreement is not assignable by either of the Parties and may not be modified, waived or terminated except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or termination is sought.

c.	Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns, and the agreements, representations, warranties and acknowledgments contained herein shall be deemed to be made by and be binding upon such heirs, executors, administrators, successors, legal representatives and assigns.

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d.	Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. No amendment of the Agreement shall be made without the express written consent of the Parties.

e.	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

f.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of laws principles thereof. To the extent of any disagreement or matter relating to this Agreement, such disagreement or matter shall be exclusively submitted to the federal or state courts located in the City of New York.

g.	Notices. All notices and communications to be given or otherwise made to the Company or Masterworks shall be sent to such Party at: 225 Liberty Street, 29th Floor, New York, New York, 10281, Attention: General Counsel. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

h.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

i.	Third Party Beneficiary. Each series of the Company is a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

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MASTERWORKS

AMENDED AND RESTATED FINANCING, LICENSE AND SOURCING AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

MASTERWORKS VAULT [ ], LLC, on behalf of each of its series

By:
Name:	Josh Goldstein
Title:	General Counsel

MASTERWORKS GALLERY, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

MASTERWORKS, LLC

By:
Name:	Josh Goldstein
Title:	General Counsel

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Exhibit A

Form of Promissory Note

Borrower: Masterworks Vault [ ], LLC (on behalf of its series [ ])	Lender: Masterworks Gallery, LLC
225 Liberty Street, 29th Floor	225 Liberty Street, 29th Floor
New York, NY 10281	New York, NY 10281

Original Principal Amount: $[  ] (the “Commitment”) Date of Note: [  ]

PROMISE TO PAY. Masterworks Vault [  ], LLC, a Delaware series limited liability company, on behalf of its series [  ] (the “Borrower”) promises to pay to Masterworks Gallery, LLC (“Lender”), in lawful money of the United States of America or Class A shares of the Borrower, the principal amount of borrowings outstanding hereunder, as further described below.

PAYMENT. Borrower will repay the aggregate outstanding principal amount of this Promissory Note (this “Note”) in installments upon each closing of the pending offering of the Borrower of its Class A shares pursuant to Regulation A (the “Offering”) in cash and or a Class A shares of the Borrower (valued at $20 per share for such purposes) or a combination thereof. If and to the extent the Borrower has insufficient cash to repay this Note in full immediately following the final closing (or earlier termination) of the Offering, all cash held by Borrower shall be used to repay this Note and the remaining balance shall be immediately settled in Class A shares of the Borrower (valued at $20 per share for such purposes). Under no circumstances will any portion of the advance remain as an outstanding obligation of the Borrower following the final closing of the Offering and the application of the use of proceeds therefrom.

INTEREST. Each advance outstanding under this Note will accrue interest equal to the amount of any interest earned on investor subscription funds, if any, and shall be paid to Lender on a monthly basis. The advance will not otherwise accrue interest.

NON-RECOURSE OBLIGATIONS. Notwithstanding anything to the contrary stated herein, Lender agrees that for payment of this Note it will look solely to the cash and Class A shares of the Borrower, and no other asset of Borrower shall be subject to levy, execution or other enforcement procedures for the satisfaction of remedies of Lender, or for any payment required to be made under this Note.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note, and such failure continues for five (5) calendar days.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

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LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

CLASS A SHARES. Borrower shall have authorized the issuance of a number of its Class A shares sufficient to repay the aggregate outstanding principal amount of this Promissory Note and when issued such shares shall be duly authorized and validly issued and Lender (or its assignees) shall be admitted as a member of the Borrower entitled to the rights of a Class A shareholder as set forth in the Masterworks Vault [  ], LLC operating agreement.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of New York. This Note has been accepted by Lender in the State of New York.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of any County, State of New York.

ADVANCES. Advances and the unpaid principal balance owing on this Note at any time shall be evidenced by endorsements on Schedule A of this Note or by Lender’s internal records.

ASSIGNMENT. Lender may sell, assign or transfer or offer to sell, assign or transfer this Note, together with any and all documents guaranteeing, securing or executed in connection with this Note, to one or more assignees without notice to or consent of Borrower. Lender is hereby authorized to share any information it has pertaining to the loan evidenced by this Note, including without limitation credit information on the undersigned, any of its principals, or any guarantors of this Note, to any such assignee or prospective assignee. No obligations of Borrower hereunder can be assigned without prior written consent of Lender.

COUNTERPARTS. This Note may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

FINAL AGREEMENT. BY SIGNING THIS NOTE EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES AND (C) THIS NOTE MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

ADDRESS FOR NOTICES. Any notice required to be given under this Note shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile or electronic mail (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the applicable address shown near the beginning of this Note. Any party may change its address for notices under this Note by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties waive any right to require Lender to take action against any other party who signs this Note and agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made. No waiver of any of Lender’s rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Borrower to Lender in any other respect at any other time.

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IN WITNESS WHEREOF, Borrower has duly executed this Note on the day and year first above written.

BORROWER:

MASTERWORKS VAULT [  ], LLC

a Delaware series limited liability company,

on behalf of its Series [  ]

By:
Name:
Title:

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SCHEDULE A

SCHEDULE OF ADVANCES

Date	Loan	Repayment	Balance

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